UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 2013

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2013, we entered into an Assignment and Assumption of Lease and Novation (the “Assumption Agreement”) with eBioscience, Inc. (“eBioscience”), pursuant to which we acquired all of eBioscience’s rights and obligations under that certain Office Lease dated April 27, 2009 between BMR-10240 Science Center Drive LLC (the “Landlord”), as landlord and successor-in-interest to TC Torrey Pines, LLC, and eBioscience (the “Lease”), including the right to occupy approximately 49,347 square feet of commercial office and laboratory space located in San Diego, California.

The initial term of the Lease will expire in July 2015. Pursuant to the terms of the Lease, our basic rent will be $123,861 per month through June 30, 2013, $127,315 per month thereafter through June 30, 2014 and $129,783 per month for the remainder of the Lease. In addition, we have the option to extend the Lease for an additional five-year term, which would commence upon the expiration of the initial term. In the event we choose to extend the term of the Lease, the minimum monthly rent payable for such additional term will be 95% of the then-prevailing market rate.

Under the terms of the Lease, we are required to maintain certain levels of insurance and are required to indemnify the Landlord for losses incurred that are related to our use or occupancy of the property.

Pursuant to the Assumption Agreement, we also acquired rights to the prepaid rents and security deposit held by the Landlord, which such amounts will be reimbursed by us.

The foregoing summaries of the Assumption Agreement and the Lease does not purport to be complete and are qualified in their entirety by reference to the Assumption Agreement and the Lease, each of which will be attached as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2012.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: January 17, 2013	By:	/s/ Bill Bowen
Bill Bowen
Senior Vice President and General Counsel

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